Exhibit 10.2

AMENDMENT

TO

EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) is made December 23, 2008, by and between Valassis Communications, Inc. (the “Corporation”) and Alan F. Schultz (the “Executive”).

WHEREAS, the Corporation and the Executive entered into that certain Employment Agreement effective as of March 18, 1992, as amended on December 19, 1995, September 15, 1998, December 16, 1999, March 14, 2001, December 20, 2001, June 26, 2002, December 21, 2004, December 21, 2007 and May 12, 2008 (the “Employment Agreement”);

WHEREAS, the Corporation and the Executive desire to further amend the Employment Agreement to comply with Section 409A of the Internal Revenue Code as provided herein.

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is acknowledged, the parties hereto agree as follows:

1. The following sentence shall be added to Section 3(e) of the Employment Agreement:

“Any reimbursements or payments under this subsection (e) shall be made within thirty (30) days after the proper delivery by the Executive of such evidence of expenses that the Corporation may require, but in no event will the reimbursement payment be made later than the end of the calendar year following the calendar year in which the expense is incurred.”

2. The following sentence shall be added to Section 3(f) of the Employment Agreement:

“Any amounts paid by the Corporation hereunder shall be made within thirty (30) days after the proper delivery by the Executive of such evidence of expenses that the Corporation may require, but in no event will the reimbursement payment be made later than the end of the calendar year following the calendar year in which the expense is incurred.”

3. The first sentence of Section 5(a)(iv) of the Employment Agreement shall be amended to add the following language after “medical and welfare benefits”, in the first place where such phrase appears:

“on a monthly basis”

4. The third, fourth, and fifth sentences of Section 5(a)(iv) of the Employment Agreement shall be amended in their entirety to read as follows:

“The parties intend that continued coverage under the M&W Plans shall not constitute a ‘deferral of compensation’ under Treas. Reg. Section 1.409A-1(b) during the period the Executive would be entitled to continuation coverage under Section 4980B (COBRA) (typically 18 months) or during any period in which such continued coverage qualifies as a ‘limited payment’ of an ‘in kind’ benefit under Treas. Reg. Section 1.409A-1(b)(9)(v)(C) and (D). Any portion of the continued coverage under the M&W Plans that is subject to Section 409A of the Code is intended to qualify as a ‘reimbursement or in-kind benefit plan’ under Treas. Reg. Section 1.409A-3(i)(1)(iv). If the Corporation reimburses the Executive for the amount of any benefit under this subsection (iv), such reimbursement shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred. In no event shall the amount that the Corporation pays for any such benefit in any one year affect the amount that it will pay in any other year, and in no event shall the benefits described in this paragraph be subject to liquidation or exchange.”

5. Section 5(c) of the Employment Agreement shall be amended to read in its entirety as follows:

“(c) Notwithstanding the payment schedules contained elsewhere in this Section 5, to the extent necessary to comply with the requirements of Section 409A of the Code, if the Executive is a ‘specified employee’ (as defined below) at the time of his termination of employment, the payments under Sections 5(a)(i)(3), 5(a)(ii), 5(a)(iii) and 5(b) (to the extent relating to the payment of compensation previously deferred by the Executive) shall not be made before the date which is six (6) months and one (1) day after the date of the Executive’s termination of employment (or, if earlier, the date of his death). For purposes of the preceding sentence, a ‘specified employee’ shall have the meaning set forth in Section 1.409A-1(i) of the Final Regulations under Section 409A of the Code. Any payments that are so delayed will be paid in full within thirty (30) days after the end of the six (6) month period described in the first sentence, with the remaining payments made on the schedule provided in the applicable subsection of this Section 5.”

6. The following sentence shall be added to Section 8 of the Employment Agreement (originally numbered as Section 7 of the Employment Agreement when first adopted):

“Any amounts paid by the Corporation under this paragraph shall be made within thirty (30) days after the proper delivery by the Executive of such evidence of legal fees and expenses that the Corporation may require, but in no event will the reimbursement payment be made later than the end of the calendar year following the calendar year in which the expense is incurred.”

7. Section 12(h) of the Employment Agreement (originally numbered as Section 11(h) of the Employment Agreement when first adopted) shall be amended to read in its entirety as follows:

“(h) The parties intend that the payments and benefits provided for in this Agreement to either be exempt from Section 409A of the Code or be provided in a manner that complies with Section 409A of the Code. Notwithstanding anything contained herein to the contrary, all payments and benefits which are payable upon a termination of employment hereunder shall be paid or provided only upon those terminations of employment that constitute a ‘separation from service’ from the Corporation within the meaning of Section 409A of the Code (determined after applying the presumptions set forth in Treas. Reg. Section 1.409A-1(h)(1)).”

8. All other terms of the Employment Agreement shall remain in full force and effect.

9. This instrument, together with the Employment Agreement, contains the entire agreement of the parties with respect to the subject matter hereof.

IN WITNESS WHEREOF, the Executive and the Corporation have caused this Agreement to be executed as of the day and year first written above.

VALASSIS COMMUNICATIONS, INC.

By:	/s/ Todd Wiseley
Name:	Todd Wiseley
Title:	Secretary

/s/ Alan F. Schultz
Alan F. Schultz